UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2016

LendingTree, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Neil Salvage
On November 28, 2016, LendingTree, Inc. (“we,” “us” or “LendingTree”) appointed Neil Salvage as President to supersede his prior role as Chief Revenue Officer, a position he held since June 2015. Prior to that, Mr. Salvage had served as General Manager of the LendingTree Home Pros business since July 2013. Prior to joining LendingTree, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. He also is frequently featured as a panelist at many industry conferences, including LeadsCon, LendIt and Contact.io. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University. Mr. Salvage is 43 years old.
In connection with the appointment of Mr. Salvage as President, we entered into a new employment offer letter with Mr. Salvage. The new employment offer letter provides that Mr. Salvage will receive an annual base salary of $410,000, and he is eligible to receive a target annual incentive of 100% of his base salary, subject to the discretion of the Compensation Committee. The employment offer letter further provides that Mr. Salvage is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan). For two years after his employment has terminated, Mr. Salvage will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. If Mr. Salvage’s employment is terminated by us without Cause (as defined below) or if he resigns his employment for Good Reason (as defined below), he will be eligible to receive an aggregate cash amount equal to his then-annual base salary paid in installments over a one-year period and the ability to exercise his then-vested Company stock options until the earlier of the second anniversary of his termination of employment or the applicable time of expiration of each stock option (subject to Mr. Salvage providing a release of claims and also subject to cessation of cash severance if he secured new employment). “Cause” is generally defined as fraud, dishonesty, theft, embezzlement, misconduct by Mr. Salvage injurious to us or any of our affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with us or any of our affiliates, unauthorized use of any of our trade secrets or the trade secrets of any of our affiliates or confidential information as such term is defined in the agreement, a material violation of any policy, code or standard of ethics generally applicable to our employees, material breach of fiduciary duties owed to us, excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Mr. Salvage of the duties assigned to him. “Good Reason” is generally defined as the occurrence of any of the following without Mr. Salvage’s written consent: material adverse change in the office to which Mr. Salvage reports, subject to specified conditions; material reduction in Mr. Salvage’s annual base salary; or relocation of Mr. Salvage’s principal place of business more than fifty miles from the Charlotte, North Carolina metropolitan area.
We also entered into a change of control letter agreement with Mr. Salvage providing that if there is a change of control, Mr. Salvage will immediately become fully vested in all his outstanding equity awards. In addition, if there is a change of control and during the 12-month period following such change of control, Mr. Salvage’s employment is terminated by us without cause or by Mr. Salvage for good reason, Mr. Salvage will, in lieu of the severance described in his employment offer letter, receive a severance payment equal to two years of base salary. The change of control letter defines “cause” and “good reason” consistently with the definitions used in change of control letters issued to our other executives and described in our 2016 proxy statement prepared for the Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016.
Nikul Patel
Also on November 28, 2016, we appointed Nikul Patel as Chief Product and Strategy Officer to supersede his prior role as Chief Operating Officer, a position he held since June 2015. Prior to that, Mr. Patel served as the Company's Chief Product Officer and Chief Technology Officer from February 2013 to June 2015. He joined the Company in June 2012 as Senior Vice President of Product. Prior to joining the Company, Mr. Patel served as President of Home-Account.com, a Silicon Valley start-up with an online mortgage shopping experience, following its acquisition by Bills.com in July 2010 until June 2012. Prior to such acquisition, Mr. Patel served as Chief Operating Officer and Vice President - Products of Home-Account.com from May 2009 to July 2010. From 1997 to 2008, Mr. Patel held various senior management roles involving technology product and services at Intel Corporation. In addition, Mr. Patel co-founded Movoto.com, an online real estate shopping website, in 2005. Mr. Patel received his Masters of Business Administration with honors from the Wharton School of the University of Pennsylvania and his Masters of Science in Computer Engineering from Florida Atlantic University. Mr. Patel is 43 years old. Mr. Patel remains employed pursuant to the terms of the agreements described in our 2016 proxy statement prepared for the Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016.

Item 7.01.     Regulation FD Disclosure.

On November 30, 2016 we issued a press release concerning the new executive appointments described in Item 5.02 above. A copy of such press release is furnished as Exhibit 99.1 to this Form 8-K.
Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release dated November 30, 2016, with respect to LendingTree's new executive appointments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2016

LENDINGTREE, INC.

	By:	/s/ Katharine F. Pierce
Katharine F. Pierce
Senior Vice President, General Counsel & Corporate Secretary